Exhibit 99.1

Janus Contact:
December 19, 2007
James Aber: 303-336-4513
Shelley Peterson: 303-316-5625

JANUS CAPITAL GROUP ELECTS GLENN SCHAFER
TO ITS BOARD OF DIRECTORS

DENVER — Glenn S. Schafer, former vice chairman of Pacific Life Insurance Company, has been elected to the board of directors of Janus Capital Group Inc. (NYSE: JNS) effective December 14, 2007.

During a 19-year career at Pacific Life, Schafer served as chief financial officer (CFO) and later as company president, overseeing all financial functions plus its division responsible for securities, real estate, institutional products, annuities and mutual funds. At the end of 2005, he retired as vice chairman of the Newport Beach, California firm.  Prior to his time at Pacific Life, Schafer was CFO of E.F. Hutton Life Insurance Company and Alexander Hamilton Life Insurance Company.

“Glenn’s a well-regarded director whose accounting and finance background and experience with mutual funds and institutional products will be a great asset on the board,” said Janus Chairman Steve Scheid.

A Michigan native and certified public accountant, Schafer earned a bachelor’s degree in accounting from Michigan State University and a master’s in business administration from the University of Detroit.  He is a member of the board of directors of Beckman Coulter Inc., Skilled Healthcare Group, Inc., and the Michigan State University Foundation.

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About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of September 2007, Janus managed $208 billion in assets for more than four million shareholders, clients and institutions around the globe. Outside the U.S., Janus has offices in London, Tokyo and Hong Kong. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH) and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.